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                                                                    Exhibit 2.2


                              ARTICLES OF MERGER

                                       OF

                       CORRECTIONS CORPORATION OF AMERICA
                             A DELAWARE CORPORATION

                                      INTO

                             CCA OF TENNESSEE, INC.,
                             A TENNESSEE CORPORATION


         Pursuant to the provisions of Section 48-21-105 of the Tennessee Business Corporation Act, the undersigned domestic and foreign corporations adopt the following Articles of Merger:

         1. The names of the corporations participating in the merger and the States under the laws of which such corporations are organized are as follows:

                Name of Corporation             State of Incorporation
                -------------------             ----------------------
         Corrections Corporation of America            Delaware

         CCA of Tennessee, Inc.                        Tennessee


         2. The Agreement and Plan of Merger (the "Agreement and "Plan of Merger") between Corrections Corporation of America (the "Merging Corporation") and CCA of Tennessee, Inc. (the "Surviving Corporation") is set forth on the attached Exhibit A.

         3. The name of the Surviving Corporation is CCA of Tennessee, Inc., which shall herewith be changed to Corrections Corporation of America, a Tennessee corporation.

         4. As to the Merging Corporation, the Agreement and Plan of Merger was duly adopted by the stockholders at a meeting held on May 13, 1997.

         5. As to the Surviving Corporation, the Agreement and Plan of Merger was duly adopted by written consent of the sole shareholder on May 12, 1997.



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         6. The merger is to be effective upon filing of these articles of merger by the Secretary of State.

         7. (a) Simultaneous with the filing of these Articles of Merger, the charter of the Surviving Corporation shall be amended as follows:

            The name of the Corporation currently identified as CCA of Tennessee, Inc. in Paragraph 1 of the charter shall be deleted, and in lieu thereof Corrections Corporation of America shall be inserted as the new name of the Corporation; and

            (b) Immediately following the filing of these Articles of Merger, the charter of the surviving Corporation shall be amended by adding a new Paragraph 10 that shall read as follows:

            "The Corporation hereby elects to be governed by the provisions of the Tennessee Control Share Act, Tenn. Code Ann. 48-103-301, et. seq., as amended. The vote of shareholders required to alter, amend, or repeal this Paragraph 10, or to alter, amend, or repeal any other section of this Charter in any respect which would or might have the effect, direct or indirect, of modifying, permitting any action inconsistent with, or permitted circumvention of this Paragraph 10, shall be by the affirmative vote of at least eighty percent (80%) of the total voting power of all shares of stock of the corporation entitled to vote in the election of directors, considered for the purpose of this Paragraph 10 as one class."


         Dated:  May 13, 1997.


                                        CORRECTIONS CORPORATION OF AMERICA.


                                        By: /s/ Doctor R. Crants
                                            -------------------------------
                                        Title: Chairman


                                        CCA OF TENNESSEE, INC.


                                        By: /s/ Doctor R. Crants
                                            -------------------------------
                                        Title: Chairman